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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                    PEOPLES HERITAGE FINANCIAL GROUP, INC.,

                                      AND

                                CFX CORPORATION

                          DATED AS OF OCTOBER 27, 1997
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                          AGREEMENT AND PLAN OF MERGER
                               TABLE OF CONTENTS


ARTICLE I    DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE II   THE MERGER . . . . . . . . . . . . . . . . . . . . . . . .    8
         2.1     The Merger . . . . . . . . . . . . . . . . . . . . . .    8
         2.2     Effective Time; Closing  . . . . . . . . . . . . . . .    8
         2.3     Treatment of Capital Stock . . . . . . . . . . . . . .    9
         2.4     Shareholder Rights; Stock Transfers  . . . . . . . . .    9
         2.5     Fractional Shares  . . . . . . . . . . . . . . . . . .   10
         2.6     Dissenting Shares  . . . . . . . . . . . . . . . . . .   10
         2.7     Exchange Procedures  . . . . . . . . . . . . . . . . .   10
         2.8     Anti-Dilution Provisions . . . . . . . . . . . . . . .   12
         2.9     Options  . . . . . . . . . . . . . . . . . . . . . . .   12
         2.10    Additional Actions . . . . . . . . . . . . . . . . . .   13

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . .   13
         3.1     Capital Structure  . . . . . . . . . . . . . . . . . .   13
         3.2     Organization, Standing and Authority of the Company  .   13
         3.3     Ownership of the Company Subsidiaries  . . . . . . . .   14
         3.4     Organization, Standing and Authority of the Company
                  Subsidiaries  . . . . . . . . . . . . . . . . . . . .   14
         3.5     Authorized and Effective Agreement . . . . . . . . . .   15
         3.6     Securities Documents and Regulatory Reports  . . . . .   16
         3.7     Financial Statements . . . . . . . . . . . . . . . . .   17
         3.8     Material Adverse Change  . . . . . . . . . . . . . . .   17
         3.9     Environmental Matters  . . . . . . . . . . . . . . . .   18
         3.10    Tax Matters  . . . . . . . . . . . . . . . . . . . . .   18
         3.11    Legal Proceedings  . . . . . . . . . . . . . . . . . .   19
         3.12    Compliance with Laws . . . . . . . . . . . . . . . . .   19
         3.13    Certain Information  . . . . . . . . . . . . . . . . .   20
         3.14    Employee Benefit Plans . . . . . . . . . . . . . . . .   21
         3.15    Certain Contracts  . . . . . . . . . . . . . . . . . .   22
         3.16    Brokers and Finders  . . . . . . . . . . . . . . . . .   23
         3.17    Insurance  . . . . . . . . . . . . . . . . . . . . . .   23
         3.18    Properties . . . . . . . . . . . . . . . . . . . . . .   23
         3.19    Labor  . . . . . . . . . . . . . . . . . . . . . . . .   24
         3.20    Loans; Nonperforming and Classified Assets . . . . . .   24
         3.21    Administration of Fiduciary Accounts . . . . . . . . .   25
         3.22    Derivative Transactions  . . . . . . . . . . . . . . .   25
         3.23    Required Vote; Antitakeover Provisions . . . . . . . .   25
         3.24    Fairness Opinion . . . . . . . . . . . . . . . . . . .   26
         3.25    Accounting for the Merger; Reorganization  . . . . . .   26





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         3.26    Disclosures  . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PHFG  . . . . . . . . . .   26
         4.1     Capital Structure  . . . . . . . . . . . . . . . . . .   26
         4.2     Organization, Standing and Authority of PHFG . . . . .   27
         4.3     Ownership of the PHFG Subsidiaries . . . . . . . . . .   27
         4.4     Organization, Standing and Authority of the PHFG
                  Subsidiaries  . . . . . . . . . . . . . . . . . . . .   27
         4.5     Authorized and Effective Agreement . . . . . . . . . .   28
         4.6     Securities Documents and Regulatory Reports  . . . . .   29
         4.7     Financial Statements . . . . . . . . . . . . . . . . .   30
         4.8     Material Adverse Change  . . . . . . . . . . . . . . .   30
         4.9     Environmental Matters  . . . . . . . . . . . . . . . .   30
         4.10    Tax Matters  . . . . . . . . . . . . . . . . . . . . .   31
         4.11    Legal Proceedings  . . . . . . . . . . . . . . . . . .   32
         4.12    Compliance with Laws . . . . . . . . . . . . . . . . .   32
         4.13    Certain Information  . . . . . . . . . . . . . . . . .   33
         4.14    Employee Benefit Plans . . . . . . . . . . . . . . . .   33
         4.15    Certain Contracts  . . . . . . . . . . . . . . . . . .   35
         4.16    Brokers and Finders  . . . . . . . . . . . . . . . . .   35
         4.17    Insurance  . . . . . . . . . . . . . . . . . . . . . .   35
         4.18    Properties . . . . . . . . . . . . . . . . . . . . . .   35
         4.19    Labor  . . . . . . . . . . . . . . . . . . . . . . . .   36
         4.20    Loans  . . . . . . . . . . . . . . . . . . . . . . . .   36
         4.21    Administration of Fiduciary Accounts . . . . . . . . .   36
         4.22    Required Vote; Ownership of Company Common Stock . . .   37
         4.23    Fairness Opinion . . . . . . . . . . . . . . . . . . .   37
         4.24    Accounting for the Merger; Reorganization  . . . . . .   37
         4.25    Disclosures  . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE V   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . .   38
         5.1     Reasonable Best Efforts  . . . . . . . . . . . . . . .   38
         5.2     Shareholder Meetings . . . . . . . . . . . . . . . . .   38
         5.3     Regulatory Matters . . . . . . . . . . . . . . . . . .   38
         5.4     Investigation and Confidentiality  . . . . . . . . . .   39
         5.5     Press Releases . . . . . . . . . . . . . . . . . . . .   40
         5.6     Business of the Parties  . . . . . . . . . . . . . . .   40
         5.7     Current Information  . . . . . . . . . . . . . . . . .   45
         5.8     Indemnification; Insurance . . . . . . . . . . . . . .   45
         5.9     Employee Benefit Plans and Arrangements  . . . . . . .   47
         5.10    Stock Exchange Listing . . . . . . . . . . . . . . . .   48
         5.11    The Bank Mergers . . . . . . . . . . . . . . . . . . .   48
         5.12    Affiliates; Restrictions on Resale . . . . . . . . . .   48
         5.13    Disclosure Supplements . . . . . . . . . . . . . . . .   49
         5.14    Failure to Fulfill Conditions  . . . . . . . . . . . .   49





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ARTICLE VI  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . .   49
         6.1     Conditions Precedent - PHFG and the Company  . . . . .   49
         6.2     Conditions Precedent - The Company . . . . . . . . . .   51
         6.3     Conditions Precedent - PHFG  . . . . . . . . . . . . .   52

ARTICLE VII  TERMINATION, WAIVER AND AMENDMENT  . . . . . . . . . . . .   53
         7.1     Termination  . . . . . . . . . . . . . . . . . . . . .   53
         7.2     Effect of Termination  . . . . . . . . . . . . . . . .   57
         7.3     Survival of Representations, Warranties and
                  Covenants . . . . . . . . . . . . . . . . . . . . . .   57
         7.4     Waiver . . . . . . . . . . . . . . . . . . . . . . . .   58
         7.5     Amendment or Supplement  . . . . . . . . . . . . . . .   58

ARTICLE VIII  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .   58
         8.1     Expenses . . . . . . . . . . . . . . . . . . . . . . .   58
         8.2     Entire Agreement . . . . . . . . . . . . . . . . . . .   58
         8.3     Assignment; Successors . . . . . . . . . . . . . . . .   59
         8.4     Notices  . . . . . . . . . . . . . . . . . . . . . . .   59
         8.5     Alternative Structure  . . . . . . . . . . . . . . . .   60
         8.6     Interpretation . . . . . . . . . . . . . . . . . . . .   60
         8.7     Counterparts . . . . . . . . . . . . . . . . . . . . .   60
         8.8     Governing Law  . . . . . . . . . . . . . . . . . . . .   60


Exhibit A        Form of Amended and Restated Articles of Incorporation
                   of the Surviving Corporation
Exhibit B        Matters to be covered by Opinion(s) of Counsel to PHFG
Exhibit C        Matters to be covered by Opinion(s) of Counsel to the Company





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
                          AGREEMENT AND PLAN OF MERGER


         Agreement and Plan of Merger (the "Agreement"), dated as of October 27, 1997, between Peoples Heritage Financial Group, Inc. ("PHFG"), a Maine corporation, and CFX Corporation (the "Company"), a New Hampshire corporation.

                               W I T N E S E T H:

         WHEREAS, the Boards of Directors of PHFG and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein; and

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

         WHEREAS, as a condition and inducement to PHFG's willingness to enter into this Agreement, the Company is concurrently entering into a Stock Option Agreement with PHFG (the "Company Stock Option Agreement"), pursuant to which the Company is granting to PHFG the option to purchase shares of Company Common Stock (as defined herein) under certain circumstances; and

         WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, PHFG is concurrently entering into a Stock Option Agreement with the Company (the "PHFG Stock Option Agreement"), pursuant to which PHFG is granting to the Company the option to purchase shares of PHFG Common Stock (as defined herein) under certain circumstances;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

         "Acquired Companies" shall mean Orange Savings Bank, The Safety Fund Corporation, Community Bankshares, Inc. and Portsmouth Bank Shares, Inc.

         "Affiliate" shall have the meaning specified in Section 5.12(a) hereof.

         "Articles of Merger" shall have the meaning set forth in Section 2.2 hereof.

         "Bank Mergers" shall have the meaning set forth in Section 5.11 hereof.

         "Bank Merger Agreements" shall have the meaning set forth in Section
5.11 hereof.

         "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         "BIF" means the Bank Insurance Fund administered by the FDIC.

         "Central Fund" shall mean the Mutual Savings Central Fund, Inc. of the Commonwealth of Massachusetts.

         "Certificates" shall have the meaning set forth in Section 2.4 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall mean the Securities and Exchange Commission.

         "Company Banks" shall mean the Company Massachusetts Banks and the Company New Hampshire Bank.

         "Company Common Stock" shall mean the common stock, par value $.66 2/3 per share, of the Company.

         "Company Employee Plans" shall have the meaning set forth in Section 3.14(a) hereof.

         "Company Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of the Company as of December 31, 1996, 1995 and 1994 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company for each of the three years ended December 31, 1996, 1995 and 1994 as filed by





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
the Company in its Securities Documents, and (ii) the consolidated statements of financial condition of the Company (including related notes and schedules, if any) and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company included in the Securities Documents filed by the Company with respect to the quarterly and annual periods ended subsequent to December 31, 1996.

         "Company Massachusetts Banks" shall mean Orange Savings Bank, a Massachusetts-chartered savings bank and a wholly-owned subsidiary of the Company, and Safety Fund National Bank, a national bank and a wholly-owned subsidiary of the Company.

         "Company New Hampshire Bank" shall mean CFX Bank, a New
Hampshire-chartered savings bank and a wholly-owned subsidiary of the Company.

         "Company Options" shall mean options to purchase shares of Company Common Stock granted pursuant to the Company Stock Option Plans.

         "Company Preferred Stock" shall mean the Preferred Stock, $1.00 par value per share, of the Company.

         "Company Stock Option Plans" shall mean (i) the Company's 1986 Stock Option Plan, 1995 Stock Option Plan and 1997 Long-Term Incentive Plan, in each case as amended as of the date hereof, and (ii) stock option plans of the Acquired Companies under which the Company has assumed options that now represent the right to purchase shares of Company Common Stock in connection with the acquisition of such companies, in each case as amended as of the date hereof.

         "Company Stock Purchase Plan" shall mean the Company's Amended and Restated 1992 Employee Stock Purchase Plan, as amended as of the date hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Time" shall mean the date and time specified pursuant to
Section 2.2 hereof as the effective time of the Merger.

         "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection,





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
preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation
(1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Ratio" shall have the meaning set forth in Section 2.3(b) hereof.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "FHLB" shall mean Federal Home Loan Bank.

         "Form S-4" shall mean the registration statement on Form S-4 (or on any successor or other appropriate form) to be filed by PHFG in connection with the issuance of shares of PHFG Common Stock pursuant to the Merger, including the Proxy Statement which forms a part thereof, as amended and supplemented.

         "FRB" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

         "Loan" shall have the meaning set forth in Section 3.20(a) hereof.





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
         "Massachusetts Bank Commissioner" shall mean the Bank Commissioner of the Commonwealth of Massachusetts.

         "Massachusetts Board" shall mean the Massachusetts Board of Bank Incorporation.

         "Material Adverse Effect" shall mean, with respect to PHFG or the Company, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of PHFG and its Subsidiaries taken as whole and the Company and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company, PHFG or any of their respective banking subsidiaries to consummate the transactions contemplated by this Agreement and the Bank Merger Agreements, provided, however, that Material Adverse Effect shall not be deemed to include
(a) the impact of changes in laws and regulations or interpretations thereof that are generally applicable to the banking industry or generally accepted accounting principles that are generally applicable to the banking industry,
(b) reasonable expenses incurred in connection with the transactions contemplated hereby and (c) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby.

         "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         "MBCA" shall mean the Maine Business Corporation Act, as amended.

         "Merger" shall mean the merger of the Company with and into PHFG pursuant to the terms hereof.

         "MHPF" shall mean the Massachusetts Housing Partnership Fund.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "New Hampshire Bank Commissioner" shall mean the Bank Commissioner of the State of New Hampshire.

         "NHBCA" shall mean the New Hampshire Business Corporation Act, as amended.

         "OCC" shall mean the Office of the Comptroller of the Currency of the U.S. Department of the Treasury, or any successor thereto.

         "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury, or any successor thereto.





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
         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PHFG Banks" shall mean the PHFG Maine Bank, the PHFG New Hampshire Bank and the PHFG Massachusetts Bank.

         "PHFG Capital Securities" shall mean the 9.06% Capital Securities issued by Peoples Heritage Capital Trust I and any similar capital securities which may be issued by a trust subsidiary of PHFG in the future.

         "PHFG Common Stock" shall mean the common stock, par value $.01 per share, of PHFG and, unless the context otherwise requires, related PHFG Rights.

         "PHFG Employee Plans" shall have the meaning set forth in Section 4.14(a) hereof.

         "PHFG Employee Stock Benefit Plans" shall mean the following employee benefit plans of PHFG: 1986 Stock Option and Stock Appreciation Rights Plan, 1986 Employee Stock Purchase Plan, Thrift Incentive Plan, Profit Sharing Employee Stock Ownership Plan, Restricted Stock Plan for Non-Employee Directors, Amended and Restated 1995 Stock Option Plan for Non-Employee Directors, 1996 Equity Incentive Plan and Dividend Reinvestment Plan.

         "PHFG Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of PHFG as of December 31, 1996, 1995 and 1994 and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of PHFG for each of the three years ended December 31, 1996, 1995 and 1994 as filed by PHFG in its Securities Documents, and (ii) the consolidated balance sheets of PHFG (including related notes and schedules, if any) and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of PHFG included in the Securities Documents filed by PHFG with respect to the quarterly and annual periods ended subsequent to December 31, 1996.

         "PHFG Maine Bank" shall mean Peoples Heritage Savings Bank, a Maine-chartered universal bank and a wholly-owned subsidiary of PHFG.

         "PHFG Massachusetts Bank" shall mean Family Bank, F.S.B., a federally-chartered savings bank and a wholly-owned subsidiary of PHFG.

         "PHFG New Hampshire Bank" shall mean Bank of New Hampshire, a New Hampshire-chartered commercial bank and a wholly-owned subsidiary of PHFG.

         "PHFG Preferred Stock" shall mean the shares of preferred stock, par value $.01 per share, of PHFG.





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
         "PHFG Rights" shall mean the rights attached to shares of PHFG Common Stock pursuant to PHFG Rights Agreement.

         "PHFG Rights Agreement" shall mean the Stockholder Rights Agreement, dated as of September 12, 1989, between PHFG and American Stock Transfer & Trust Company, in its capacity as Rights Agent.

         "Previously Disclosed" shall mean disclosed (i) in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein, or (ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.13 hereof.

         "Proxy Statement" shall mean the joint prospectus/proxy statement contained in the Form S-4, as amended or supplemented, and to be delivered to shareholders of PHFG and the Company in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

         "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

         "SAIF" means the Savings Association Insurance Fund administered by the FDIC.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "Subsidiary" and "Significant Subsidiary" shall have the respective meanings set forth in Rule 1-02 of Regulation S-X of the Commission.

         "Superintendent" shall mean the Superintendent of the Bureau of Banking of the State of Maine.

         "Surviving Corporation" shall have the meaning specified in Section
2.1 hereof.

         Other terms used herein are defined in the preamble and elsewhere in this Agreement.





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
                                   ARTICLE II
                                   THE MERGER

2.1      The Merger

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), the Company shall be merged with and into PHFG (the "Merger") in accordance with the applicable provisions of the MBCA and the NHBCA. PHFG shall be the surviving corporation of the Merger (hereinafter sometimes called the Surviving Corporation) and shall continue its corporate existence under the laws of the State of Maine. The name of the Surviving Corporation shall be "Peoples Heritage Financial Group, Inc." Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

         (b) From and after the Effective Time, the Merger shall have the effects set forth in Section 905 of the MBCA and Section 293-A:11.06 of the NHBCA.

         (c) Upon consummation of the Merger, (i) the Articles of Incorporation of PHFG shall be substantially in the form of the Amended and Restated Articles of Incorporation attached hereto as Exhibit A, until altered, amended or repealed in accordance with their terms and applicable law, and (ii) the Bylaws of PHFG shall be the same as the Bylaws of PHFG immediately prior to the Effective Time, with the exception of such changes thereto as may be adopted by PHFG to reflect the Merger, which Bylaws shall remain in effect until altered, amended or repealed in accordance with their terms and applicable law.

         (d) Upon consummation of the Merger, (i) the directors of PHFG shall be (x) up to 13 of the persons serving as director of PHFG immediately prior to the Effective Time if the Effective Time is prior to the annual meeting of stockholders of PHFG in 1998 and up to 12 of the persons serving as director of PHFG immediately prior to the Effective Time if the Effective Time is after such annual meeting of stockholders and (y) five persons serving as director of the Company immediately prior to the Effective Time (including Peter J. Baxter) designated by the Company and who both meet the director qualification requirements set forth in the Bylaws of PHFG and are otherwise acceptable to PHFG and (ii) the executive officers of PHFG shall be the persons serving as executive officers of PHFG immediately prior to the Effective Time, except that Peter J. Baxter shall be Vice Chairman of the Board of Directors and an Executive Vice President and Chief Operating Officer of PHFG. The directors and executive officers of PHFG at the Effective Time shall serve for such terms as are specified in or determined pursuant to the Articles of Incorporation and Bylaws of PHFG.

2.2      Effective Time; Closing

         The Merger shall become effective upon the occurrence of the filing of
(i) articles of merger with the Secretary of State of the State of Maine pursuant to the MBCA and (ii)





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
articles of merger with the Secretary of State of the State of New Hampshire pursuant to the NHBCA, unless a later date and time is specified as the effective time (the "Effective Time") in such articles of merger (collectively, the "Articles of Merger"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the principal executive offices of PHFG in Portland, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to PHFG and the Company the opinions, certificates and other documents required to be delivered under Article VI hereof.

2.3      Treatment of Capital Stock

         Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any shareholder:

         (a) each share of PHFG Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding; and

         (b) subject to Sections 2.5 and 2.6 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by PHFG, the Company or any of their respective wholly-owned Subsidiaries other than in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted, which shall be cancelled and retired without consideration) shall become and be converted into the right to receive .667 shares of PHFG Common Stock (subject to possible adjustment as set forth in Sections 2.8 and 7.1(h) hereof, the "Exchange Ratio").

2.4      Shareholder Rights; Stock Transfers

         At the Effective Time, each holder of a certificate or certificates representing outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Certificates in accordance with Section
2.7 hereof, certificates representing the number of whole shares of PHFG Common Stock, and any cash in lieu of a fractional share interest, into which such shares of Company Common Stock shall have been converted pursuant to
Section 2.3 hereof, without interest. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to PHFG or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in Sections 2.6 and 2.7 hereof, as applicable, except as otherwise provided by law.

2.5      Fractional Shares

         (a) No certificates or scrip representing fractional shares of PHFG Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights as a shareholder of PHFG.

         (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted into shares of PHFG Common Stock pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PHFG Common Stock (after taking into account all Certificates delivered by such holder) shall, at the time of surrender of the Certificate or Certificates representing such holder's shares of Company Common Stock receive an amount of cash (without interest) equal to the product arrived at by multiplying such fraction of a share of PHFG Common Stock by the closing price of a share of PHFG Common Stock on the Nasdaq Stock Market's National Market on the business day preceding the Effective Time (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent.

2.6      Dissenting Shares

         Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the NHBCA and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of PHFG Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NHBCA. The Company shall give PHFG prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the NHBCA (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's shares of Company Common Stock shall be converted into the right to receive shares of PHFG Common Stock in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

2.7      Exchange Procedures

         (a) At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to an agent, duly appointed by PHFG (the "Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of PHFG Common Stock into which the shares of Company Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in Section 2.3(b) hereof. As promptly as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for PHFG Common Stock as provided in Section 2.3 hereof a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing PHFG Common Stock or cash in lieu of any fractional share interest. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Affiliate of the Company (as defined in Section 5.12(a) hereof) shall not be exchanged for certificates representing shares of PHFG Common Stock in accordance with the terms of this Agreement until PHFG has received a written agreement from such person as specified in Section 5.12(b).

         (b) No holder of a Certificate shall be entitled to receive any dividends in respect of the PHFG Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of PHFG Common Stock. In the event that dividends are declared and paid by PHFG in respect of PHFG Common Stock after the Effective Time but prior to any holder's surrender of Certificates, dividends payable to such holder in respect of shares of PHFG Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the Certificates. PHFG shall be entitled, after the Effective Time, to treat Certificates as evidencing ownership of the number of whole shares of PHFG Common Stock into which the shares of Company Common Stock represented by such Certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such Certificates.

         (c) PHFG shall not be obligated to deliver a certificate or certificates representing shares of PHFG Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders a Certificate or Certificates for exchange as provided in this Section 2.7, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PHFG. If any certificate evidencing shares of PHFG Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of PHFG Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

2.8      Anti-Dilution Provisions

         If, between the date hereof and the Effective Time, the shares of PHFG Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

2.9      Options

         (a) At the Effective Time, each Company Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of PHFG Common Stock, and PHFG shall assume each Company Option, in accordance with the terms of the applicable Company Stock Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) PHFG and the Human Resources Committee of its Board of Directors shall be substituted for the Company and the committee of the Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering such Company Stock Option Plan, (ii) each Company Option assumed by PHFG may be exercised solely for shares of PHFG Common Stock, (iii) the number of shares of PHFG Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of PHFG Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Company Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. PHFG and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 2.9(a).

         (b) Within 30 days after the Effective Time, PHFG shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of PHFG Common Stock subject to the options referred to in paragraph (a) of this
Section 2.9 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

2.10     Additional Actions

         If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to PHFG that, except as Previously
Disclosed:

3.1      Capital Structure

         The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 3,000,000 shares of Company Preferred Stock. As of the date hereof, there are 24,002,744 shares of Company Common Stock issued and outstanding, 37,877 shares of Company Common Stock are directly or indirectly held by the Company as treasury stock and there are no shares of Company Preferred Stock outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Company Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except by virtue of (i) the Company Stock Option Agreement, (ii) outstanding Rights as of the date hereof to purchase an aggregate of 1,178,453 shares of Company Common Stock pursuant to the Company Stock Option Plans, as Previously Disclosed, and (iii) Rights granted in the ordinary course of business pursuant to the Company Stock Purchase Plan for any offering period pursuant thereto ended on or before December 31, 1997, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company.

3.2      Organization, Standing and Authority of the Company

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. The Company is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. The Company has heretofore delivered to PHFG true and complete copies of the Certificate of Incorporation and Bylaws of the Company as in effect as of the date hereof.

3.3      Ownership of the Company Subsidiaries

         The Company has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Company Subsidiary and identified its Significant Subsidiaries. Except for (i) capital stock or other ownership interests in the Company Subsidiaries, (ii) stock in the FHLB of Boston and the Federal Reserve Bank of Boston, (iii) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (iv) the PHFG Stock Option Agreement, the Company does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock or other ownership interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and (except as provided by applicable law) nonassessable, and are directly or indirectly owned by the Company free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Company Subsidiaries and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such capital stock or other ownership interests.

3.4      Organization, Standing and Authority of the Company Subsidiaries

         Each of the Company Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Company Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. The deposit accounts of each Company Bank are insured by the BIF, or in the case of certain deposits of each such institution, the SAIF, to the maximum extent permitted by the FDIA, and each Company Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. The deposit accounts of the Massachusetts-chartered Company

Massachusetts Bank are insured by the Depositors Insurance Fund for amounts in excess of FDIC limits pursuant to Massachusetts law, and the Company Massachusetts Bank has paid all deposit insurance premiums and assessments required under applicable Massachusetts laws and regulations. The Company has heretofore delivered or made available to PHFG true and complete copies of the Charter or equivalent documents and Bylaws of each Company Subsidiary as in effect as of the date hereof.

3.5      Authorized and Effective Agreement

         (a) The Company has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Company's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except for the approval of this Agreement by the Company's shareholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by PHFG, constitutes a legal, valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Mergers), nor compliance by the Company with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or the equivalent documents of any Company Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or a Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or a Company Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or a Company Subsidiary.

         (c) Except for (i) the filing of applications or notices with, and the consents, approvals or waivers of, as applicable, the FRB, the DOJ, the Superintendent, the New Hampshire Bank Commissioner, the Massachusetts Board and the MHPF in connection with the Merger, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) the approval of this Agreement by the requisite vote of the shareholders of the Company, (iv) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the State of New Hampshire pursuant to the NHBCA, in each case in connection with the Merger, and (v) such corporate approvals and such applications or notices with, and consents, approvals or waivers of, the OCC, the OTS, the FDIC, the New Hampshire Bank Commissioner, the Massachusetts Bank Commissioner and the Central Fund as may be applicable in connection with a Bank Merger, and except as Previously Disclosed, no consents, approvals or waivers of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Company or a Company Bank in connection with (i) the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and (ii) the execution and delivery by a Company Bank of a Bank Merger Agreement and the consummation by a Company Bank of the transactions contemplated thereby.

         (d) As of the date hereof, the Company is not aware of any reason relating to the Company or a Company Subsidiary (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreements and (ii) the continuation by PHFG after the Effective Time of the business of each of PHFG, the Company and the Company Subsidiaries as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Company, could reasonably be expected to have a Material Adverse Effect on PHFG or the Company or materially impair the value of the Company and the Company Subsidiaries to PHFG.

3.6      Securities Documents and Regulatory Reports

         (a) Since January 1, 1994, the Company has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Since January 1, 1994, the Company and each Company Bank have duly filed with the FRB, the OCC, the FDIC, the New Hampshire Bank Commissioner, the Massachusetts Bank Commissioner and any other applicable Governmental Entity, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of the Company or a Company Subsidiary by the FRB, the OCC, the FDIC, the New Hampshire Bank Commissioner, the Massachusetts Bank Commissioner or any other applicable Governmental Entity, neither the Company nor any Company Subsidiary was required to correct or change any action, procedure or proceeding which the Company believes has not been corrected or changed as required in all material respects.

3.7      Financial Statements

         (a) The Company has previously delivered or made available to PHFG accurate and complete copies of the Company Financial Statements for all periods prior to the date hereof, which, in the case of the consolidated statements of financial condition of the Company as of December 31, 1996, 1995 and 1994 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1996, 1995 and 1994, are accompanied by the audit reports of Wolf & Company, P.C., independent public accountants with respect to the Company. The Company Financial Statements referred to herein, as well as the Company Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Company as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

         (b) Each of the Company Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The books and records of the Company and the Company Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and the Company Subsidiaries.

         (c) Except and to the extent (i) reflected, disclosed or provided for in the Securities Documents filed by the Company prior to the date hereof and (ii) of liabilities incurred since June 30, 1997 in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Company on a consolidated basis.

3.8      Material Adverse Change

         Since June 30, 1997, (i) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

3.9      Environmental Matters

         (a) To the best of the Company's knowledge, the Company and the Company Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor a Company Subsidiary has received any communication alleging that the Company or a Company Subsidiary is not in such compliance and, to the best knowledge of the Company, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) To the best of the Company's knowledge, none of the properties owned, leased or operated by the Company or a Company Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect on the Company.

         (c) To the best of the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or a Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or a Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on the Company.

         (d) Except as Previously Disclosed, the Company has not conducted any environmental studies during the past five years with respect to any properties owned by it or a Company Subsidiary as of the date hereof or which secure loans of a Company Subsidiary as of the date hereof.

3.10     Tax Matters

         (a) The Company and the Company Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Company nor any Company Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Company and the Company Subsidiaries are complete and accurate in all material respects. Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. The federal, state and local income tax returns of the Company and the Company Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company or any Company Subsidiary as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to the Company or a Company Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of the Company's knowledge, threatened.

         (c) Except as Previously Disclosed, neither the Company nor any Company Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or a Company Subsidiary (nor does the Company have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11     Legal Proceedings

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary or against any asset, interest or right of the Company or any Company Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, would, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on the Company.

3.12     Compliance with Laws

         (a) The Company and each Company Subsidiary has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company, no suspension or cancellation of any of the same is threatened.

         (b) Neither the Company nor any Company Subsidiary is in violation of its respective Certificate of Incorporation or equivalent document or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on the Company; and neither the Company nor any Company Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Company or a Company Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or bank holding companies issued by governmental authorities), and none of them has received any written communication requesting that it enter into any of the foregoing.

3.13     Certain Information

         None of the information relating to the Company and the Company Subsidiaries supplied or to be supplied for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of the Company and PHFG and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Company to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

3.14     Employee Benefit Plans

         (a) The Company has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained or contributed to by the Company or any Company Subsidiary for the benefit of employees or former employees of the Company or any Company Subsidiary (the "Company Employee Plans"), and the Company has previously furnished or made available to PHFG accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency with respect to each Company Employee Plan, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

         (b) None of the Company, any Company Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of the Company's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any employees of the Company or any Company Subsidiary. To the best of the Company's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan, other than any reportable event for which notice to the PBGC is not required.

         (c) Except as Previously Disclosed, neither the Company nor any Company Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA), and neither the Company nor any Company Subsidiary (or their respective successors) will incur any liability in the event of a complete withdrawal from the multi-employer plan of which the Company and certain of its Subsidiaries is a participant as of the date hereof in connection with the transactions contemplated hereby.

         (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Company Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Company Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under
Section 501 of the Code. No such letter has been revoked or, to the best of the Company's knowledge, is threatened to be revoked and the Company does not know of any ground on which such revocation may be based. Neither the Company nor any Company Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of the Company at June 30, 1997 included in the Company Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

         (e) To the best of the Company's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on the Company.

         (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Company Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Company Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Company Pension Plan.

         (g) To the best of the Company's knowledge, the Company Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

         (h) There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trust related thereto or any fiduciary thereof relating to a Company Employee Plan.

3.15     Certain Contracts

         (a) Except as Previously Disclosed, neither the Company nor any Company Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the Company or a Company Subsidiary (other than deposits, federal funds purchased, FHLB advances and securities sold under agreements to repurchase) or the guarantee by the Company or a Company Subsidiary of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of the Company or a Company Subsidiary, (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of the Company or a Company Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (iv) any agreement, arrangement or understanding pursuant to which the Company or a Company Subsidiary is obligated to indemnify any existing or former director, officer, employee or agent of the Company or a Company Subsidiary, (v) any agreement, arrangement or understanding to which the Company or a Company Subsidiary is a party or by which any of the same is bound which limits the freedom of the Company or a Company Subsidiary to compete in any line of business or with any person or (vi) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K under the Exchange Act and which has not been so filed.

         (b) Neither the Company nor any Company Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on the Company, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.16     Brokers and Finders

         Except for an agreement with Keefe, Bruyette & Woods, Inc., as Previously Disclosed, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.17     Insurance

         The Company believes that it and each Company Subsidiary is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. The Company has Previously Disclosed to PHFG a list identifying all insurance policies maintained by it or a Company Subsidiary as of the date hereof. All of the policies and bonds maintained by the Company and its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Company's knowledge, no such claim has been denied.

3.18     Properties

         All real and personal property owned by the Company or a Company Subsidiary or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. The Company has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of June 30, 1997 included in the Company Financial Statements or acquired after such date, other than properties sold by the Company in the ordinary course of business, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of June 30, 1997 included in the Company Financial Statements. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or a Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

3.19     Labor

         No work stoppage involving the Company or a Company Subsidiary is pending or, to the best knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of the Company or a Company Subsidiary which reasonably could be expected to have a Material Adverse Effect on the Company. Employees of the Company and any Company Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Company's knowledge, there have been no efforts to unionize or organize any employees of the Company or a Company Subsidiary during the past five years.

3.20     Loans; Nonperforming and Classified Assets

         (a) Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the books and records of the Company and its Subsidiaries, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the best knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

         (b) The Company has Previously Disclosed as to the Company and each Company Subsidiary as of September 30, 1997: (i) any written or, to the Company's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the best of the Company's knowledge, in default of any other provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by the Company, a Company Subsidiary or an applicable regulatory authority; (iii) a listing of the real estate owned acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent or greater stockholder of the Company or a Company Bank, or to the best knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

3.21     Administration of Fiduciary Accounts

         The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, except for failures to so administer which would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except for breaches of trust and failures to maintain records which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.22     Derivative Transactions

         Except as Previously Disclosed, as of the date hereof neither the Company nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments since December 31, 1996.

3.23     Required Vote; Antitakeover Provisions

         (a) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is the requisite vote to approve this Agreement and the transactions contemplated hereby on behalf of the Company.

         (b) No "control share acquisition, "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has taken all necessary action so that the provisions of Article Seven, Section 2(c) of the Company's Articles of Incorporation do not and will not apply to this Agreement and the transactions contemplated hereby and, assuming the accuracy of the representation and warranty of PHFG contained in Section 4.22(b) hereof, the provisions of Article Seven, Section 2(b) of the Company's Articles of Incorporation do not and will not apply to this Agreement and the transactions contemplated hereby.

3.24     Fairness Opinion

         The Company has received a written opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date hereof, the consideration to be received by the stockholders of the Company pursuant to this Agreement is fair from a financial point of view to the holders of the Company Common Stock.

3.25     Accounting for the Merger; Reorganization

         As of the date hereof, the Company does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests accounting treatment under generally accepted accounting principles or (ii) as a reorganization under Section 368(a) of the Code.

3.26     Disclosures

         None of the representations and warranties of the Company or any of the written information or documents furnished or to be furnished by the Company to PHFG in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF PHFG

         PHFG represents and warrants to the Company that, except as Previously
Disclosed:

4.1      Capital Structure

         The authorized capital stock of PHFG consists of 100,000,000 shares of PHFG Common Stock and 5,000,000 shares of PHFG Preferred Stock. As of September 30, 1997, there were 27,474,529 shares of PHFG Common Stock issued and outstanding, 1,102,356 shares of PHFG Common Stock were held as treasury stock and not outstanding and there were no shares of PHFG Preferred Stock issued and outstanding. All outstanding shares of PHFG Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of PHFG Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PHFG, except for (i) shares of PHFG Common Stock issuable pursuant to PHFG Employee Stock Benefit Plans, now or hereafter, (ii) shares of PHFG Common Stock issuable pursuant to the PHFG Rights Agreement and
(iii) by virtue of this Agreement and the PHFG Stock Option Agreement.

4.2      Organization, Standing and Authority of PHFG

         PHFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on PHFG. PHFG is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. PHFG has heretofore delivered to the Company true and complete copies of the Articles of Incorporation and Bylaws of PHFG as in effect as of the date hereof.

4.3      Ownership of the PHFG Subsidiaries

         PHFG has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect PHFG Subsidiary and identified its Significant Subsidiaries as of the date hereof. Except for (i) capital stock or other ownership interests in the PHFG Subsidiaries, (ii) stock in the FHLB of Boston, (iii) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, (iv) rights to acquire PHFG Capital Securities pursuant to agreements entered into in connection with their issuance and (v) this Agreement and the Company Stock Option Agreement, as of the date hereof PHFG does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock of each PHFG Subsidiary which is a Significant Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and, except in the case of the PHFG Capital Securities, are directly or indirectly owned by PHFG free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any PHFG Subsidiary which is a Significant Subsidiary and, except for agreements entered into in connection with the issuance of the PHFG Capital Securities, there are no agreements, understandings or commitments relating to the right of PHFG to vote or to dispose of such capital stock or other ownership interests.

4.4      Organization, Standing and Authority of the PHFG Subsidiaries

         Each PHFG Subsidiary which is a Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the United States or the laws of the jurisdiction in which it is organized, as applicable. Each of the PHFG Subsidiaries which is a Significant Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on PHFG. The deposit accounts of each PHFG Bank are insured by either the BIF or, in the case of certain deposits of each such institution, the SAIF to the maximum extent permitted by the FDIA, and each PHFG Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

4.5      Authorized and Effective Agreement

         (a) PHFG has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of PHFG's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PHFG, except for the approval of this Agreement by PHFG's shareholders. This Agreement has been duly and validly executed and delivered by PHFG and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of PHFG which is enforceable against PHFG in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Mergers), nor compliance by PHFG with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of PHFG or any PHFG Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of PHFG or a PHFG Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PHFG or a PHFG Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PHFG or a PHFG Subsidiary.

         (c) Except for (i) the filing of applications or notices with, and the consents, approvals or waivers of, as applicable, the FRB, the DOJ, the Superintendent, the New Hampshire Bank Commissioner, the Massachusetts Board and the MHPF in connection with the Merger, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) compliance with applicable state securities or "blue sky" laws and the NASD Bylaws in connection with the issuance of PHFG Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of PHFG, (v) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and with the Secretary of State of the State of New Hampshire pursuant to the NHBCA, in each case in connection with the Merger, and (vi) such corporate approvals and such applications or notices with, and consents, approvals or waivers of, the OCC, the OTS, the FDIC, the New Hampshire Bank Commissioner, the Massachusetts Bank Commissioner and the Central Fund as may be applicable in connection with a Bank Merger, and except as Previously Disclosed, no consents, approvals or waivers of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of PHFG or a PHFG Bank in connection with (i) the execution and delivery by PHFG of this Agreement and the consummation by PHFG of the transactions contemplated hereby and (ii) the execution and delivery by a PHFG Bank of a Bank Merger Agreement and the consummation by a PHFG Bank of the transactions contemplated thereby.

         (d) As of the date hereof, PHFG is not aware of any reason relating to PHFG or a PHFG Subsidiary (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreements and (ii) the continuation by PHFG after the Effective Time of the business of each of PHFG, the Company and the Company Subsidiaries as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of PHFG, could reasonably be expected to have a Material Adverse Effect on PHFG or the Company or materially impair the value of the Company and the Company Subsidiaries to PHFG.

4.6      Securities Documents and Regulatory Reports

         (a) Since January 1, 1994, PHFG has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respect with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Since January 1, 1994, PHFG and each PHFG Bank have duly filed with the FRB, the FDIC, the OTS, the Superintendent, the New Hampshire Bank Commissioner and any other applicable Governmental Entity, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of PHFG or a PHFG Subsidiary by the FRB, the FDIC, the OTS, the Superintendent, the New Hampshire Bank Commissioner or any other applicable Governmental Entity, neither PHFG nor any PHFG Subsidiary was required to correct or change any action, procedure or proceeding which PHFG believes has not been corrected or changed as required in all material respects.

4.7      Financial Statements

         (a) PHFG has previously delivered or made available to the Company accurate and complete copies of the PHFG Financial Statements for all periods prior to the date hereof, which, in the case of the consolidated statements of financial condition of PHFG as of December 31, 1996, 1995 and 1994 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1996, 1995 and 1994, are accompanied by the audit reports of KPMG Peat Marwick LLP, independent public accountants with respect to PHFG. The PHFG Financial Statements referred to herein, as well as PHFG Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of PHFG as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of PHFG for the respective periods or as of the respective dates set forth therein.

         (b) Each of the PHFG Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The books and records of PHFG and the PHFG Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of PHFG and the PHFG Subsidiaries.

         (c) Except and to the extent (i) reflected, disclosed or provided for in the Securities Documents filed by PHFG prior to the date hereof and (ii) of liabilities incurred since June 30, 1997 in the ordinary course of business, neither PHFG nor any PHFG Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of PHFG on a consolidated basis.

4.8      Material Adverse Change

         Since June 30, 1997, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on PHFG.

4.9      Environmental Matters

         (a) To the best of PHFG's knowledge, PHFG and the PHFG Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on PHFG. Neither PHFG nor a PHFG Subsidiary has received any communication alleging that PHFG or a PHFG Subsidiary is not in such compliance and, to the best knowledge of PHFG, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) To the best of PHFG's knowledge, none of the properties owned, leased or operated by PHFG or a PHFG Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect on PHFG.

         (c) To the best of PHFG's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against PHFG or a PHFG Subsidiary or against any person or entity whose liability for any Environmental Claim PHFG or a PHFG Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on PHFG.

4.10     Tax Matters

         (a) PHFG and the PHFG Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither PHFG nor any PHFG Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by PHFG and the PHFG Subsidiaries are complete and accurate in all material respects. Neither PHFG nor any PHFG Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. The federal, state and local income tax returns of PHFG and the PHFG Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against PHFG or any PHFG Subsidiary as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to PHFG or a PHFG Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of PHFG's knowledge, threatened.

         (c) Except as Previously Disclosed, neither PHFG nor any PHFG Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by PHFG or a PHFG Subsidiary (nor does PHFG have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.


4.11     Legal Proceedings

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of PHFG threatened against PHFG or any PHFG Subsidiary or against any asset, interest or right of PHFG or any PHFG Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, would have a Material Adverse Effect on PHFG. Neither PHFG nor any PHFG Subsidiary is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on PHFG.

4.12     Compliance with Laws

         (a) PHFG and each PHFG Subsidiary has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on PHFG; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of PHFG, no suspension or cancellation of any of the same is threatened.

         (b) Neither PHFG nor any PHFG Subsidiary is in violation of its respective Articles of Incorporation or equivalent document or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on PHFG; and neither PHFG nor any PHFG Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that PHFG or a PHFG Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on PHFG. Neither PHFG nor any PHFG Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks, savings associations or holding companies thereof, as applicable, issued by governmental authorities), and none of them has received any written communication requesting that it enter into any of the foregoing.

4.13     Certain Information

         None of the information relating to PHFG and the PHFG Subsidiaries to be included or incorporated by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of PHFG and the Company and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by PHFG to shareholders of the Company and PHFG in connection with the meetings of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

4.14     Employee Benefit Plans

         (a) PHFG has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained or contributed to by PHFG or any PHFG Subsidiary for the benefit of employees or former employees of PHFG or any PHFG Subsidiary (the "PHFG Employee Plans"), and PHFG has previously furnished or made available to the Company accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency with respect to each PHFG Employee Plan and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

         (b) None of PHFG, any PHFG Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of PHFG's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any employees of PHFG or any PHFG Subsidiary. To the best of PHFG's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan, other than any reportable event for which notice to the PBGC is not required.

         (c) Neither PHFG nor any PHFG Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each PHFG Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "PHFG Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of PHFG's knowledge, is threatened to be revoked and PHFG does not know of any ground on which such revocation may be based. Neither PHFG nor any PHFG Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of PHFG at June 30, 1997 included in the PHFG Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

         (e) To the best of PHFG's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any PHFG Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on PHFG.

         (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each PHFG Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any PHFG Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any PHFG Pension Plan.

         (g) To the best of PHFG's knowledge, the PHFG Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the

Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

         (h) There are no pending or, to the best knowledge of PHFG, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the PHFG Employee Plans or any trust related thereto or any fiduciary thereof relating to a PHFG Employee Plan.

4.15     Certain Contracts

         Neither PHFG nor any PHFG Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on PHFG, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.16     Brokers and Finders

         Except for an agreement with McConnell, Budd & Downes, Inc., as Previously Disclosed, neither PHFG nor any PHFG Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.17     Insurance

         PHFG believes that it and each PHFG Subsidiary is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

4.18     Properties

         All real and personal property owned by PHFG or a PHFG Subsidiary which is a Significant Subsidiary or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. PHFG has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of PHFG as of June 30, 1997 included in the PHFG Financial

Statements or acquired after such date, other than properties sold by PHFG in the ordinary course of business, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of PHFG as of June 30, 1997 included in the PHFG Financial Statements. All real and personal property which is material to PHFG's business on a consolidated basis and leased or licensed by PHFG or a PHFG Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

4.19     Labor

         No work stoppage involving PHFG or a PHFG Subsidiary which is a Significant Subsidiary is pending or, to the best knowledge of PHFG, threatened. Neither PHFG nor any PHFG Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees which reasonably could be expected to have a Material Adverse Effect on PHFG. Employees of PHFG and any PHFG Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of PHFG's knowledge, there have been no efforts to unionize or organize any employees of PHFG or a PHFG Subsidiary during the past five years.

4.20     Loans

         Each Loan on the books and records of PHFG and its Subsidiaries was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the best knowledge of PHFG, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

4.21     Administration of Fiduciary Accounts

         PHFG and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, except for failures to so administer which would not have a Material Adverse Effect on PHFG. Neither PHFG nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except for breaches of trust and failure to maintain records which would not have a Material Adverse Effect on PHFG.

4.22     Required Vote; Ownership of Company Common Stock

         (a) The affirmative vote of the holders of a majority of the issued and outstanding shares of PHFG Common Stock is the requisite vote to approve this Agreement and the transactions contemplated hereby on behalf of PHFG.

         (b) Except for the Company Option Agreement, none of PHFG or any of its Subsidiaries, or to PHFG's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

4.23     Fairness Opinion

         PHFG has received a written opinion of McConnell, Budd & Downes, Inc. to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the PHFG Common Stock.

4.24     Accounting for the Merger; Reorganization

         As of the date hereof, PHFG does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under generally accepted accounting principles or (ii) as a reorganization under
Section 368(a) of the Code.

4.25     Disclosures

         None of the representations and warranties of PHFG or any of the written information or documents furnished or to be furnished by PHFG to the Company in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                   ARTICLE V
                                   COVENANTS

5.1      Reasonable Best Efforts

         Subject to the terms and conditions of this Agreement, each of the Company and PHFG shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger and the Bank Mergers as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party hereto to that end.

5.2      Shareholder Meetings

         Each of PHFG and the Company shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of PHFG and the Board of Directors of the Company will recommend that the shareholders of PHFG and the Company, respectively, approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors of PHFG or the Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

5.3      Regulatory Matters

         (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of the Form S-4, including the Proxy Statement.
Each of the parties hereto shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and PHFG and the Company each shall thereafter promptly mail the Proxy Statement to its respective shareholders. PHFG shall use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the issuance of PHFG Common Stock pursuant to the Merger and all other transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Mergers). PHFG and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         (c) PHFG and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of PHFG, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Bank Merger Agreements.

         (d) PHFG and the Company shall promptly furnish each other with copies of written communications received by PHFG or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement and the Bank Merger Agreements.

5.4      Investigation and Confidentiality

         (a) Each party shall permit the other party and its representatives reasonable access to its properties and personnel, and shall disclose and make available to such other party all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations. Each party and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations.

         (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to
(i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

         (c) No investigation by either of the parties hereto or their respective representatives shall affect the representations, warranties, covenants or agreements of the other party set forth herein.

5.5      Press Releases

         PHFG and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the reasonable judgment of the disclosing party is required by law or the rules of a national stock exchange or the NASD, as applicable.

5.6      Business of the Parties

         (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of PHFG, the Company and the Company Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use all reasonable efforts to (x) preserve its business organization and that of the Company Subsidiaries intact, (y) keep available to itself and PHFG the present services of the employees of the Company and the Company Subsidiaries and (z) preserve for itself and PHFG the goodwill of the customers of the Company and the Company Subsidiaries and others with whom business relationships exist, provided, however, that the covenants contained in the foregoing clauses (y) and (z) shall not be deemed to restrict the consolidation by the Company and the Company New Hampshire Bank of the operations of Community Bankshares, Inc. and Portsmouth Bank Shares, Inc. and their respective former subsidiaries. Without limiting the generality of the foregoing, except with the prior written consent of PHFG, as expressly contemplated hereby or as Previously Disclosed as of the date hereof, between the date hereof and the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to:

                 (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Common Stock, except for regular quarterly cash dividends at a rate per share of Company Common Stock not in excess of $.22 per share, which, if consistent with pooling of interest accounting treatment for the Merger, shall have the same record and payment dates as the record and payment dates relating to dividends on the PHFG Common Stock (as Previously Disclosed by PHFG), it being the intention of the parties that the shareholders of the Company receive dividends for any particular quarter on either the Company Common Stock or the PHFG Common Stock but not both, provided, however, that nothing contained herein shall be deemed to affect the ability of a Company Subsidiary to pay dividends on its capital stock to the Company;

                 (ii) issue any shares of its capital stock, other than pursuant to (x) Company Options outstanding as of the date hereof pursuant to the Company Stock Option Plans, as Previously Disclosed pursuant to Section 3.1 hereof, (y) the Company Stock Purchase Plan for any offering period pursuant thereto ended on or before December 31, 1997 and (z) the Company Stock Option Agreement; issue, grant, modify or authorize any Rights, other than pursuant to the Company Stock Option Agreement (except shares acquired in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted); purchase any shares of Company Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                 (iii) amend its Articles of Incorporation or Bylaws or equivalent documents; impose, or suffer the imposition, on any share of stock held by the Company in a Company Subsidiary of any material lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

                 (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (i) as may be required pursuant to binding commitments existing on the date hereof and (ii) in the case of employees who are not officers above the level of Vice President, such as may be granted in the ordinary course of business consistent with past practice;

                 (v) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to or on behalf of any Company Employee Plan not in the ordinary course of business consistent with past practice;

                 (vi) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by the Company or a Company Subsidiary or guarantee by the Company or a Company Subsidiary of any such obligation, except in the case of a Company Subsidiary for deposits, federal funds purchased, FHLB advances and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of an employee, or amend any such existing agreement, arrangement or commitment, provided that the Company or a Company Subsidiary may employ an employee if necessary to operate the business of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice and if the employment of such employee is terminable by the Company or the Company Subsidiary at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

                 (vii) change its method of accounting in effect for the year ended December 31, 1996, except as required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 1996, except as required by changes in laws or regulations;

                 (viii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

                 (ix) make any capital expenditures in excess of $100,000 individually or $1.0 million in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

                 (x) file any applications or make any contract with respect to branching or site location or relocation;

                 (xi) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or enter into any new line of business;

                 (xii) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other similar agreement, other than in the ordinary course of business consistent with past practice;

                 (xiii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                 (xiv) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under generally accepted accounting principles or (B) as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that nothing contained herein shall limit the ability of the Company to exercise its rights under the PHFG Stock Option Agreement;

                 (xv) take any action that would or could reasonably be expected to result in any of the representations and warranties of the Company contained in this Agreement not to be true and correct in any material respect at or prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI hereof not being satisfied or in violation of any provision of this Agreement, except in each case as may be required by applicable law; or

                 (xvi)    agree to do any of the foregoing.

         (b) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, PHFG and the PHFG Subsidiaries shall conduct their business in substantially the same manner as heretofore conducted, it being understood and agreed that nothing contained herein shall prevent PHFG from acquiring another financial institution or company engaged in businesses in which it is engaged or from entering into new lines of business, whether through acquisition or otherwise. Except with the prior written consent of the Company or as expressly contemplated hereby, between the date hereof and the Effective Time, PHFG shall not, and shall cause each PHFG Subsidiary which is a Significant Subsidiary not to:

                 (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the PHFG Common Stock, except for regular quarterly cash dividends which are not in excess of $.25 per share of PHFG Common Stock, provided, however, that nothing contained herein shall be deemed to affect the ability of a PHFG Subsidiary to pay dividends on its capital stock to PHFG;

                 (ii) amend its Articles of Incorporation or equivalent document or Bylaws in a manner which would adversely affect in any manner the terms of the PHFG Common Stock or the ability of PHFG or a PHFG Bank to consummate the transactions contemplated hereby;

                 (iii) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under generally accepted accounting principles or (B) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of PHFG to exercise its rights under the Company Stock Option Agreement;

                 (iv) take any action that would or could reasonably be expected to result in any of the representations and warranties of PHFG contained in this Agreement not to be true and correct in any material respect at or prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI hereof not being satisfied or in violation of this Agreement, except in each case as may be required by applicable law; or

                 (v)      agree to do any of the foregoing.

         (c) The Company shall not authorize or permit any of its directors, officers, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, an Acquisition Transaction (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company, as advised by counsel, (i) recommend or endorse an Acquisition Transaction, (ii) participate in any discussions or negotiations regarding an Acquisition Transaction or (iii) provide any third party with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction (other than in each case with or to PHFG or an affiliate of PHFG). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than PHFG with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.6(c). The Company will notify PHFG immediately if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform PHFG in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving the Company or a Company Subsidiary, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of the Company or a Company Subsidiary (other than CFX Funding L.L.C.) or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of an interest in any class or series of equity securities of the Company (other than as permitted by Section 5.6(a)(ii) hereof) or a Company Subsidiary.

5.7      Current Information

         During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), the Company and PHFG will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, the Company and PHFG will deliver to the other party its Annual Report on Form 10-K. Within 25 days after the end of each month, the Company and PHFG will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with generally accepted accounting principles.

5.8      Indemnification; Insurance

         (a) From and after the Effective Time through the sixth anniversary of the Effective Time, PHFG (the "Indemnifying Party") shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a "Claim"), arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of, or pertaining to (i) the fact that he or she was a director, officer or employee of the Company or any Company Subsidiary or any of their respective predecessors or (ii) this Agreement, the Company Stock Option Agreement, the PHFG Stock Option Agreement or any of the agreements or transactions contemplated hereby or thereby, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

         (b) PHFG agrees that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties as provided in their respective Articles or Certificates of Incorporation, Bylaws or similar governing documents as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Mergers and shall continue in full force and effect, and shall be honored by PHFG, its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Time; provided, however that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

         (c)     Any Indemnified Party wishing to claim indemnification under
Section 5.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

         (d) PHFG shall use its reasonable best efforts to maintain the Company's existing directors' and officers' liability insurance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by the Company for a period of three years following the Effective Time, provided, however, that in no event shall PHFG expend, in order to obtain such insurance, any amount per annum in excess of 150% of the amount of the actual annual premium paid as of the date hereof by the Company for such insurance (the "Maximum Amount"), and provided further that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PHFG shall use its reasonable best efforts to maintain the most advantageous policy of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. The Company represents to PHFG that the Maximum Amount is $107,775.

         (e) In the event that PHFG or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.8.

         (f) From and after the Effective Time, PHFG shall assume all indemnification and insurance obligations of the Company under acquisition agreements entered into by the Company prior to the date hereof, as Previously Disclosed by the Company to PHFG.

         (g) The provisions of this Section 5.8 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.9      Employee Benefit Plans and Arrangements

         (a) As soon as administratively practicable after the Effective Time, PHFG shall take all reasonable action so that employees of the Company and the Company Subsidiaries shall be entitled to participate in the PHFG Employee Plans of general applicability to the same extent as similarly situated employees of PHFG and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the PHFG Employee Benefit Plans may occur at different times with respect to different plans). For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PHFG Employee Plans, PHFG and the PHFG Employee Plans shall recognize years of service with the Company, any Company Subsidiary or any predecessor thereof or entity acquired by the Company or a Company Subsidiary as such service is recognized by and reflected on the records of the Company and the Company Employee Plans. PHFG and the PHFG Employee Plans shall provide employees of the Company and the Company Subsidiaries with full credit for copayment, deductible amounts and out-of-pocket maximums under any Company Employee Plans paid by such employees prior to the Effective Time and shall not apply any preexisting condition, waiting period or other similar limitations to such employees, except to the extent that any of the same is applicable to employees of PHFG and its Subsidiaries.

         (b) All employees of the Company or a Company Subsidiary as of the Effective Time shall become employees of PHFG or a PHFG Subsidiary as of the Effective Time, provided that PHFG or a PHFG Subsidiary shall have no obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of the Company or any Company Subsidiary a right to continuing employment with PHFG or a PHFG Subsidiary after the Effective Time. An employee of the Company or a Company Subsidiary (other than an employee who is party to an employment agreement or a change-in-control agreement or who is entitled to severance benefits in accordance with the terms, including without limitation, termination dates, of a severance plan formerly maintained by Community Bankshares, Inc. or The Safety Fund Corporation) who is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the PHFG employee severance plan applicable to the Merger, a copy of which the Company acknowledges has been provided to it by PHFG, provided that, notwithstanding anything to the contrary contained herein, no employee shall be entitled to such benefits unless the Company terminates its existing severance plan effective immediately prior to the Effective Time and provides evidence reasonably satisfactory to PHFG of such termination.

         (c) Following the Effective Time, PHFG shall, and shall cause its appropriate Subsidiaries to, honor in accordance with their terms the employment agreements and change-in-control agreements which have been Previously Disclosed by the Company to PHFG as of the date hereof.

         (d)     Except as otherwise provided herein, nothing in this Section
5.10 shall be interpreted as preventing PHFG or its Subsidiaries from amending, modifying or terminating any of the Company Employee Plans, and any contracts, arrangements, commitments or understandings of the Company or its Subsidiaries, in accordance with their terms and applicable law.

5.10     Stock Exchange Listing

         PHFG shall use all reasonable efforts to cause the shares of PHFG Common Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq Stock Market's National Market, subject to official notice of issuance, as of or prior to the Effective Time.

5.11     The Bank Mergers

         PHFG and the Company shall take all action necessary and appropriate, including causing the entering into of appropriate merger agreements (the "Bank Merger Agreements"), to cause (i) the Company Massachusetts Banks to merge with and into the PHFG Massachusetts Bank and (ii) the Company New Hampshire Bank to merge with and into the PHFG New Hampshire Bank (individually a "Bank Merger" and collectively the "Bank Mergers"), in each case in accordance with applicable laws and regulations and the terms of the applicable Bank Merger Agreement and as soon as practicable after consummation of the Merger.

5.12     Affiliates; Restrictions on Resale

         (a) The Company has Previously Disclosed to PHFG, and PHFG has Previously Disclosed to the Company, a schedule of each person that, to the best of its knowledge, is deemed to be an "affiliate" of the Company and PHFG, respectively (each an "Affiliate"), as that term is used in Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the Commission.

         (b) Each of the Company and PHFG shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of the Company and PHFG, respectively, to execute and deliver to PHFG as soon as practicable after the date of this Agreement, and in any event prior to the date of the meetings of shareholders of PHFG and the Company to be called pursuant to Section 5.2 hereof, a written agreement in the forms previously provided by PHFG to the Company.

5.13     Disclosure Supplements

         From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials or statement herein which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in
Article VI hereof have been satisfied.

5.14     Failure to Fulfill Conditions

         In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger or a Bank Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger or a Bank Merger.


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1      Conditions Precedent - PHFG and the Company

         The respective obligations of PHFG and the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

         (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the Merger shall have been duly and validly taken by PHFG and the Company, including approval by the requisite vote of the respective shareholders of PHFG and the Company of this Agreement, and all corporate and shareholder action necessary to authorize the execution and delivery of the Bank Merger Agreements and consummation of the transactions contemplated thereby shall have been duly and validly taken by the Company Banks, the PHFG New Hampshire Bank and the PHFG Massachusetts Bank.

         (b) All approvals, consents and waivers from any Governmental Entity the approval, consent or waiver of which is required for the consummation of the Merger and the Bank Mergers shall have been received and all statutory waiting periods in respect thereof have expired, provided, however, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to PHFG that had such condition or requirement been known PHFG, in its reasonable judgment, would not have entered into this Agreement.

         (c) None of PHFG, the Company or their respective Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or a Bank Merger.

         (d) The Form S-4 shall have become effective under the Securities Act, and PHFG shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue PHFG Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

         (e) The shares of PHFG Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Stock Market's National Market, subject to official notice of issuance.

         (f) KPMG Peat Marwick LLP shall have issued a letter dated as of the Effective Time to PHFG and to the Company to the effect that, based on a review of this Agreement and related agreements and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling-of-interests under generally accepted accounting principles, and PHFG and the Company shall have received from the Affiliates of the other party the agreements referred to in Section 5.12(b) hereof to the extent necessary to ensure in the reasonable judgment of PHFG and the Company that the Merger shall be accounted for in such manner.

6.2      Conditions Precedent - The Company

         The obligations of the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Company pursuant to
Section 7.4 hereof.

         (a)     The representations and warranties of PHFG as set forth in
Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of any of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PHFG.

         (b) PHFG shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

         (c) PHFG shall have delivered to the Company a certificate, dated the date of the Closing and signed by its Chairman, President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

         (d) The Company shall have received the written opinion(s) of Elias, Matz, Tiernan & Herrick L.L.P., Carol L. Mitchell, Esq. and/or local counsel reasonably acceptable to the Company, dated the date of the Closing, that collectively address the matters set forth in Exhibit B hereto.

         (e) The Company shall have received the written opinion of Arnold & Porter (which shall be based on such written representations (including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 772) from PHFG, the Company and others as such counsel shall reasonably request as to factual matters) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and to the effect that (i) except for cash received in lieu of fractional share interests, holders of Company Common Stock who receive PHFG Common Stock in the Merger will not recognize gain or loss for federal income tax purposes, (ii) the basis of such PHFG Common Stock will equal the basis of the Company Common Stock for which it is exchanged, reduced by any amount allocable to a fractional share interest for which cash is received, and (iii) the holding period of such PHFG Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time.

         (f) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the Merger or a Bank Merger.

         (g) PHFG shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as the Company may reasonably request.

6.3      Conditions Precedent - PHFG

         The obligations of PHFG to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by PHFG pursuant to Section 7.4 hereof.

         (a)     The representations and warranties of the Company set forth in
Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of any of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         (b) The Company shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

         (c) The Company shall have delivered to PHFG a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

         (d) PHFG shall have received the written opinion(s) of Arnold & Porter and/or Devine, Millimet & Branch, Professional Association that collectively address the matters set forth in Exhibit C hereto.

         (e) PHFG shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P. (which shall be based on such written representations (including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B.

722) from PHFG, the Company and others as such counsel shall reasonably request as to factual matters) to the effect that the Merger and each of the Bank Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes no gain or loss will be recognized by PHFG, the Company or any PHFG Bank or Company Bank which is a party to a Bank Merger (except to the extent that any such party may be required to recognize income due to the recapture of bad debt reserves as a result of a Bank Merger).

         (f) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 6.1(b) hereof) whose consent, approval or waiver shall be required in connection with the Merger under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not have, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         (g) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the Merger or a Bank Merger.

         (h) The Company shall have furnished PHFG with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as PHFG may reasonably request.


                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

7.1      Termination

         This Agreement may be terminated:

         (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

         (b) at any time on or prior to the Effective Time, by either PHFG or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in writing if there shall have been a breach by the other party of (i) any covenant or undertaking of it contained herein or (ii) any representation or warranty of it contained herein, which in the case of the Company would have, or could reasonably be expected to have, a Material Adverse Effect on the Company and in the case of PHFG would have, or could reasonably be expected to have, a Material Adverse Effect on PHFG, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

         (c) at any time, by any party hereto in writing, if any of the applications for prior approval referred to in Section 5.3 hereof are denied or withdrawn at the request or recommendation of the applicable Governmental Entity or are approved in a manner which does not satisfy the requirements of
Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run, or if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger or a Bank Merger, unless in each such case such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

         (d) at any time, by any party hereto in writing, if the shareholders of PHFG or the Company do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (including any adjournment thereof), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before such meetings of shareholders;

         (e) by either the Company or PHFG in writing if the Effective Time has not occurred by the close of business on the first anniversary of the date hereof, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such date;

         (f) by either the Board of Directors of PHFG or the Board of Directors of the Company if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its recommendation of this Agreement and the transactions contemplated hereby pursuant to Section 5.2 hereof;

         (g) by PHFG if during the 15-day period following the date of this Agreement it provides written notice to the Company to the effect that additional matters Previously Disclosed to PHFG by the Company within such period so materially and adversely affect the financial consequences of the transactions contemplated hereby that in its reasonable judgment it would not have entered into this Agreement had they been known as of the date hereof; provided, however, that, if PHFG fails to terminate this Agreement within such period, the matters so disclosed to PHFG by the Company will have been deemed to have been disclosed to PHFG as of the date hereof; and

         (h) by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three-day period commencing with the Determination Date if both of the following conditions are satisfied:

                 (i) the number obtained by dividing the Average Closing Price on the Determination Date by the Starting Price (the "PHFG Ratio") shall be less than .80; and

                 (ii) the PHFG Ratio shall be less than the number obtained by dividing the Final Index Price on the Determination Date by the Initial Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii) (such number being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(h), it shall give written notice to PHFG (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period). During the three-day period commencing with its receipt of such notice, PHFG shall have the option to increase the consideration to be received by the holders of the Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio by (B) the Average Closing Price on the Determination Date and (y) a number (rounded to the nearest thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio by (B) the PHFG Ratio. If PHFG so elects within such three-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

         For purposes of this Section 7.1(h), the following terms shall have the meanings indicated:

                 "Average Closing Price" shall mean the average of the closing prices of a share of PHFG Common Stock on the Nasdaq Stock Market's National Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of 20 trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

                 "Determination Date" shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger and the Bank Mergers, without regard to any requisite waiting period in respect thereof.

                 "Final Index Price" shall mean the sum of the Final Price for each company comprising the Index Group multiplied by the appropriate weighting.

                 "Final Price," with respect to any company belonging to the Index Group, shall mean the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the trading day prior to the Determination Date.

                 "Index Group" shall mean the 22 bank holding companies listed below, the common stock of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock and the market prices of such stock) attributed to the remaining companies shall be adjusted proportionately for purposes of determining the Final Index Price.
         The 22 bank holding companies and the weights attributed to them are as follows:

    Bank Holding Company                             Weighting
    --------------------                             ---------
 City National Corp.                                     7.7 %

 Westamerica Bancorporation                              7.0

 Webster Financial Corp.                                 4.9

 Affiliated Community Bancorp                            1.1

 SIS Bancorp                                             1.1

 UST Corp.                                               4.1

 CCB Financial Corp.                                    10.7

 HUBCO, Inc.                                             4.2

 Arrow Financial Corp.                                   1.0

 BSB Bancorp, Inc.                                       1.3

 Community Bank System, Inc.                             1.2

 Evergreen Bancorp                                       1.0

 NBT Bancorp, Inc.                                       1.2

 North Fork Bancorporation, Inc.                        11.0

 FirstMerit Corporation                                  9.1

 Keystone Financial, Inc.                               10.4

 Sovereign Bancorp Inc.                                  9.2

 Washington Trust Bancorp                                0.9

 Banknorth Group, Inc.                                   2.6

 Chittenden Corp.                                        2.7

 Vermont Financial Services                              1.9

 One Valley Bancorp Inc.                                 5.7
                                                       -------
                                                       100.0 %
                                                       =======

                 "Index Price," on a given date, shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the common stocks of the companies comprising the Index Group.

                 "Initial Index Price" shall mean the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on the Starting Date.

                 "Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

                 "Starting Price" shall mean the closing price of a share of PHFG Common Stock on the Nasdaq Stock Market's National Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

         If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.1(h).

7.2      Effect of Termination

         In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) Sections 5.4(b) and 8.1 hereof and this Section 7.2 shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (c), (d) or (e) shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3      Survival of Representations, Warranties and Covenants

         All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 5.8 and 5.9 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive PHFG or the Company (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either PHFG or the Company.

7.4      Waiver

         Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of PHFG and the Company) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed, after shareholders of PHFG or the Company have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to the holders of Company Common Stock upon consummation of the Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

7.5      Amendment or Supplement

         This Agreement may be amended or supplemented at any time by mutual agreement of the parties hereto, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by the parties' respective Boards of Directors.

                                  ARTICLE VIII
                                 MISCELLANEOUS

8.1      Expenses

         Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided that expenses of printing the Form S-4 and the registration fee to be paid to the Commission in connection therewith shall be shared equally between the Company and PHFG, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

8.2      Entire Agreement

         This Agreement (including the agreements to be executed and delivered pursuant hereto) contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein.

8.3      Assignment; Successors

         A party hereto may not assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party or parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities, except as otherwise expressly provided in Section 5.8 hereof.

8.4      Notices

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

         If to PHFG:

                 Peoples Heritage Financial Group, Inc.
                 One Portland Square
                 Portland, Maine 04112-9540
                 Attn:    William J. Ryan
                          Chairman, President and Chief Executive Officer
                 Fax:     207-761-8587

         With a required copy to:

                 Elias, Matz, Tiernan & Herrick L.L.P.
                 734 15th Street, N.W.
                 Washington, DC  20005
                 Attn:    Gerard L. Hawkins, Esq.
                 Fax:     202-347-2172

         If to the Company:

                 CFX Corporation
                 102 Main Street
                 Keene, New Hampshire 03431
                 Attn:    Peter J. Baxter
                          President and Chief Executive Officer
                 Fax:     603-358-5028

         With a required copy to:

                 Arnold & Porter
                 555 Twelfth Street
                 Washington, D.C. 20004
                 Attn:    Steven Kaplan, Esq.
                 Fax:     202-942-5999

8.5      Alternative Structure

         Notwithstanding any provision of this Agreement to the contrary, PHFG may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of the Company set forth herein, provided that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Sections 6.2(e) and 6.3(e) hereof, (ii) any such modification will not jeopardize pooling-of-interests accounting treatment, (iii) the consideration to be paid to the holders of the Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iv) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to the obligations of PHFG set forth in Sections 6.1 and 6.3 hereof.

8.6      Interpretation

         The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement," "the date hereof" and terms of similar import herein, unless the context otherwise requires, shall be deemed to be the date first above written.

8.7      Counterparts

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8      Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed within such jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.


                                            PEOPLES HERITAGE FINANCIAL
Attest:                                      GROUP, INC.



/s/    Carol L. Mitchell                    By: /s/    William J. Ryan
----------------------------------------        -------------------------------
Name:  Carol L. Mitchell                        Name:  William J. Ryan
Title: Executive Vice President, General        Title: Chairman, President and
        Counsel, Secretary and                          Chief Executive Officer
        Treasurer


                                            CFX CORPORATION
Attest:



/s/    E.L. Herbert                         By: /s/    Peter J. Baxter
----------------------------------------        -------------------------------
Name:  E.L. Herbert                             Name:  Peter J. Baxter
Title: Assistant Secretary                      Title: President and Chief
                                                        Executive Officer

                                                                       EXHIBIT A



               AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                     PEOPLES HERITAGE FINANCIAL GROUP, INC.

                                   ARTICLE 1

                               NAME AND LOCATION

         The name of the corporation is Peoples Heritage Financial Group, Inc. (hereinafter referred to as the "Corporation") and it is located at One Portland Square, Portland, Maine 04112-9540.

                                   ARTICLE 2

                            CLERK; REGISTERED OFFICE

         The name of the Corporation's Clerk is Carol L. Mitchell, and the address of the Corporation's registered office is P.O. Box 9540, One Portland Square, Portland, Maine 04112-9540.

                                   ARTICLE 3

                               NATURE OF BUSINESS

         The purpose of the Corporation is to act as a financial institution holding company and to engage in any lawful act or activity for which a corporation may be organized under the Maine Business Corporation Act. The Corporation shall have all the powers of a corporation organized under said Act and under the Maine statutes relating to financial institution holding companies.

                                   ARTICLE 4

                                 CAPITAL STOCK

         The total number of shares of capital stock which the Corporation has authority to issue is 105,000,000, of which 5,000,000 shall be serial preferred stock, $.01 par value per share (hereinafter the "Preferred Stock"), and 100,000,000 shall be common stock, par value $.01 per share (hereinafter the "Common Stock"). The aggregate par value of all authorized shares of capital stock having a par value is $1,050,000. Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor, which funds shall include, without limitation, the Corporation's unreserved and unrestricted capital surplus.

         A description of the different classes and series (if any) of the Corporation's capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series (if any) of capital stock are as follows:

         A. Common Stock. Except as provided in this Article 4 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the Common Stock, the holders thereof being entitled to one vote for each share of such Common Stock standing in the holder's name on the books of the Corporation. Subject to any rights and preferences of any class or series of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor, which funds shall include, without limitation, the Corporation's capital surplus. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class or series of stock having preference over the Common Stock have been paid in full any sums which they may be entitled.

         B. Preferred Stock. The Board of Directors is hereby expressly authorized by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

                 (a) the designation of such series and the number of shares to constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors;

                 (b) whether the shares of such series shall have voting rights, and, if so, the terms of such voting rights, which may be general or limited;

                 (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

                 (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                 (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                 (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

                 (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                 (h) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

         The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative and as otherwise provided by applicable law.

                                   ARTICLE 5

                               PREEMPTIVE RIGHTS

         No holder of the capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of a dividend.

                                   ARTICLE 6

                          CONVERTIBLE DEBT SECURITIES

         The Corporation may issue bonds, debentures, notes or other evidences of indebtedness which may be convertible into other bonds, debentures, notes or other evidences of indebtedness of the Corporation or into shares of stock of any class of the Corporation within such period and upon such terms and conditions as shall be fixed by the Board of Directors.

                                   ARTICLE 7

                                   DIRECTORS

         The Corporation shall be managed by or under the direction of a Board of Directors. The number of directors of the Corporation that shall constitute the initial Board of Directors shall be six. The Board of Directors may increase or decrease the number of directors by resolution, and the stockholders may increase or decrease the number of directors by the affirmative vote of at least 67% of the shares entitled to vote generally in an election of directors, voting as a single class, provided in each case that the minimum number of directors shall be three and the maximum number of directors shall be 25, and further provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

         A. Classification and Term. The Board of Directors shall be divided into three classes as nearly equal in number as the then total number of directors constituting the Board of Directors permits, with the term of office of one class expiring each year. At the first annual meeting of stockholders following the effective date of these Articles of Incorporation, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting, and, with respect to directors of each class, until their respective successors are elected and qualified. At each subsequent annual meeting of stockholders, directors selected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors are elected and qualified. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

         B. Removal. At a duly constituted meeting of stockholders called expressly for the purpose, any director may be removed with or without cause by a vote of the holders of at least 67% of the shares then entitled to vote in an election of directors, voting as a single class, provided, however, that any director also may be removed for cause in the manner specified in the Maine Business Corporation Act.

         C. Vacancies. Any vacancies occurring in the Board of Directors by reason of an increase in the number of directors may be filled by the Board of Directors, and any directors so chosen shall hold office until the next election of directors by the stockholders. Any other vacancy in the Board of Directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors, or by a sole remaining director, and any directors so chosen shall hold office until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders and vacancies created with respect to any directorship of the directors so elected may be filled in the manner specified by the resolution or resolutions of the Board of Directors establishing such Preferred Stock.

         D. Discharge of Duties. In discharging the duties of their respective positions, the Board of Directors, committees of the Board and individual directors shall, in considering the best interests of the Corporation, consider the effects of any action upon the employees of the Corporation and its subsidiaries, the depositors and borrowers of any banking subsidiary, the communities in which offices or other establishments of the Corporation or any subsidiary are located and all other pertinent factors.

                                   ARTICLE 8

          SPECIAL MEETINGS, INFORMAL ACTION BY STOCKHOLDERS AND BYLAWS

         A. Location. Meetings of stockholders shall be held at such place within or without the State of Maine as may from time to time be fixed by the Board of Directors.

         B. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the Chairman of the Board, the President or a majority of the Board of Directors and shall be called by the Chairman of the Board, the President or the Clerk upon the written request of the holders of not less than 50% of the issued and outstanding capital stock of the Corporation entitled to vote on the matter for which the meeting is called, voting together as a single class; provided, however, that special meetings of stockholders also may be called in the manner specified in the Maine Business Corporation Act. The written request specified above shall state the purpose or purposes of the meeting and shall be delivered at the principal office of the Corporation addressed to the Chairman of the Board, the President or the Clerk.

         C. Informal Action. Any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the stockholders entitled to vote with respect to the subject matter thereof and filed with the Clerk of the Corporation as part of the corporate records.

         D. Bylaws. The Board of Directors shall have the exclusive power to make, alter, amend and repeal the Bylaws.

                                   ARTICLE 9

            CERTAIN BUSINESS COMBINATIONS AND ACQUISITIONS OF STOCK

         9.1     Definitions.

         (a) Affiliate. An "Affiliate" of, or a Person "affiliated with," a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

         (b) Associate. The term "Associate" used to indicate a relationship with any Person means:

                 (i) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation), or any subsidiary or parent thereof, of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities;

                 (ii) Any trust or other estate in which such Person has a 10% or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity;

                 (iii) Any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person; or

                 (iv) Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment advisor.

         (b) Beneficial Owner. A Person shall be considered the "Beneficial Owner" of any shares of stock (whether or not owned of record):

                 (i) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (A) voting power, including the power to vote or to direct the voting of such shares of stock and/or (B) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

                 (ii) Which such Person or any Affiliate or Associate of such Person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (B) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or

                 (iii) Which are Beneficially Owned within the meaning of (i) or (ii) of this Article 9.1(c) by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial Part, of the assets or business of the Corporation or a Subsidiary of the Corporation.

For the purpose of determining whether a Person is the Beneficial Owner of a percentage specified in this Article 9 of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this Article 9.1(c), but shall not include any other Voting Shares which may be issuable in such manner.

         (d)     Business Combination.  A "Business Combination" means:

                 (i) The sale, exchange, lease, transfer or other disposition to or with a Related Person or any Affiliate or Associate of such Related Person by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part, of its or their assets or businesses (including, without limitation, any securities issued by a Subsidiary);

                 (ii) The purchase, exchange, lease or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part, of the assets or business of a Related Person or any Affiliate or Associate of such Related Person;

                 (iii) Any merger or consolidation of the Corporation or any Subsidiary thereof into or with a Related Person or any Affiliate or Associate of such Related Person or into or with another Person which, after such merger or consolidation, would be an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity in such merger or consolidation;

                 (iv) Any reclassification of securities, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of Voting Shares of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person, or any partial or complete liquidation, spinoff, splitoff or splitup of the Corporation or any Subsidiary thereof; provided, however, that this Article 9.1(d) shall not relate to any transaction of the types specified herein that has been approved by the affirmative vote of at least two thirds of the Whole Board of Directors and a majority of the Continuing Directors; or

                 (v) The acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of Voting Shares or securities convertible into Voting Shares or any voting securities or securities convertible into voting securities of any Subsidiary of the Corporation, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing Voting Shares or voting securities of a Subsidiary.

As used in this definition, a "series of related transactions" shall be deemed to include not only a series of transactions with the same Related Person, but also a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person.

         Anything in this definition to the contrary notwithstanding, this definition shall not be deemed to include any transaction of the type set forth in Articles 9.1(d)(i) through 9.1(d)(iii) above, between or among any two or more Subsidiaries of the Corporation or the Corporation and one or more Subsidiaries of the Corporation if such transaction has been approved by the affirmative vote of at least two thirds of the Whole Board of Directors and a majority of the Continuing Directors.

         (e)     Continuing Directors.  A "Continuing Director" shall mean:

                 (i) an individual who is unaffiliated with a Related Person and who was a member of the Board of Directors prior to the time that a Related Person acquired 10% or more of the Voting Shares, or

                 (ii) an individual who is unaffiliated with a Related Person and who is designated before his or her initial election as a Continuing Director by a majority of the Continuing Directors.

         (f) Independent Majority of Stockholders. "Independent Majority of Stockholders" shall mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned, directly or indirectly, by a Related Person.

         (g) Offer. The term "Offer" shall mean every offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term "Offer" shall not include (i) inquiries directed solely to the management of the Corporation and not intended to be communicated to stockholders which are designed to elicit an indication of management's receptivity to the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price, or (ii) non-binding expressions of understanding or letters of intent with the management of the Corporation regarding the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price.

         (h) Person. The term "Person" shall mean any person, partnership, corporation, group or other entity. When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, associate or group shall be deemed a "Person."

         (i) Related Person. The term "Related Person" shall mean any Person who or which is (i) the Beneficial Owner of 10% or more of the Voting Shares; or (ii) an Affiliate of the Corporation and at any time within the two-year period immediately prior to the announcement of a Business Combination was the Beneficial Owner, directly or indirectly, of 10% or more of the then outstanding Voting Shares; or (iii) an assignee of or has otherwise succeeded to any Voting Shares which were at any time within the two-year period immediately prior to the announcement of a Business Combination Beneficially Owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         (j) Substantial Part. The term "Substantial Part" as used with reference to the assets of the Corporation, of any Subsidiary or of any Related Person means assets having a value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year ending prior to the time the determination is being made.

         (k) Subsidiary. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Person in question.

         (l) Voting Shares. "Voting Shares" shall mean shares of the Corporation entitled to vote generally in an election of directors.

         (m) Whole Board of Directors. "Whole Board of Directors" shall mean the total number of directors which the Corporation would have if there were no vacancies.

         (n)     Certain Determinations With Respect to Section 9.

                 (i) A majority of the Continuing Directors shall have the power to determine for the purposes of this Article 9, on the basis of information known to them: (A) the number of Voting Shares of which any Person is the Beneficial Owner, (B) whether a Person is an Affiliate or Associate of another, (C) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial Owner" as hereinabove defined, (D) whether the assets subject to any Business Combination constitute a "Substantial Part" as hereinabove defined, (E) whether two or more transactions constitute a "series of related transactions" as hereinabove defined, (F) any matters referred to in Article 9.1(n)(ii) below, and (G) such other matters with respect to which a determination is required under this Article 9.

                 (ii) A Related Person shall be deemed to have acquired a share of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates or other Persons whose ownership is attributed to a Related Person under the foregoing definition of Beneficial Owner, if the price paid by such Related Person for such shares is not determinable, the price so paid shall be deemed to be the higher of (A) the price paid upon acquisition thereof by the Affiliate, Associate or other Person, or (B) the market price of the shares in question (as determined by a majority of the Continuing Directors) at the time when the Related Person became the Beneficial Owner thereof.

         (o) Fiduciary Obligations. Nothing contained in this Article 9 shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

         (p) Directors, Officers or Employees. Directors, officers or employees of the Corporation or any Subsidiary thereof shall not be deemed to be a Person or Associates with respect to their individual acquisitions of any class of equity securities of the Corporation solely as a result of their capacities as such.

         9.2     Approval of Business Combinations.

         (a) Whether or not a vote of the stockholders is otherwise required in connection with the transaction, neither the Corporation nor any of its Subsidiaries shall become party to any Business Combination without the prior affirmative vote at a meeting of the Corporation's stockholders as to all shares owned by (i) the holders of not less than 80% of the outstanding Voting Shares, voting as a single class, and (ii) an Independent Majority of Stockholders. Such favorable votes shall be required notwithstanding that no vote may be required, or that some lesser percentage may be specified by law or elsewhere in these Articles of Incorporation or the Bylaws of the Corporation or otherwise.

         (b) The provisions of Article 9.2(a) shall not apply to a particular Business Combination, and such Business Combination shall require only such stockholder vote (if any) as would be required without reference to
Article 9.2(a), if the conditions specified in

Article 9.2(c) are met or all of the conditions set forth in Subparagraphs (i) through (vii) below are satisfied:

                 (i) The ratio of (A) the aggregate amount of the cash and the fair market value of other consideration to be received per share of Common Stock (as defined in Article 4 hereof) of the Corporation in such Business Combination by holders of Common Stock other than the Related Person involved in such Business Combination, to (B) the market price per share of the Common Stock immediately prior to the announcement of the proposed Business Combination, is at least as great as the ratio of (X) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) which such Related Person has theretofore paid in acquiring any Common Stock prior to such Business Combination, to (Y) the market price per share of Common Stock immediately prior to the initial acquisition by such Related Person of any shares of Common Stock; and

                 (ii) The aggregate amount of the cash and the fair market value of other consideration to be received per share of Common Stock in such Business Combination by holders of Common Stock, other than the Related Person involved in such Business Combination, is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Related Person in acquiring any of its holdings of Common Stock; and

                 (iii) If applicable, the ratio of (A) the aggregate amount of the cash and the fair market value of other consideration to be received per share of Preferred Stock (as defined in Article 4 hereof) of the Corporation in such Business Combination by holders of Preferred Stock other than the Related Person involved in such Business Combination, to (B) the market price per share of the Preferred Stock immediately prior to the announcement of the proposed Business Combination, is at least as great as the ratio of (X) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) which such Related Person has theretofore paid in acquiring any Preferred Stock prior to such Business Combination to (Y) the market price per share of Preferred Stock immediately prior to the initial acquisition by such Related Person of any shares of Preferred Stock; and

                 (iv) If applicable, the aggregate amount of the cash and the fair market value of other consideration to be received per share of Preferred Stock in such Business Combination by holders of Preferred Stock, other than the Related Person involved in such Business Combination, is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Related Person in acquiring any of its holdings of Preferred Stock; and

                 (v) The consideration (if any) to be received in such Business Combination by holders of stock other than the Related Person (whether Common Stock or Preferred Stock) shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring stock already owned by it; and

                 (vi) After such Related Person becomes a Related Person and prior to the consummation of such Business Combination:

                          (A) such Related Person shall have taken steps to ensure that the Board of Directors of the Corporation included at all times representation by Continuing Directors proportionate to the ratio that the number of Voting Shares of the Corporation from time to time owned by stockholders who are not Related Persons bears to all Voting Shares of the Corporation outstanding at the time in question (with a Continuing Director to occupy any resulting fractional position among the directors);

                          (B) such Related Person shall not have acquired from the Corporation, directly or indirectly, any shares of the Corporation (except (X) upon conversion of convertible securities acquired by it prior to becoming a Related Person,
                 (Y) as a result of a pro rata stock dividend, stock split or division of shares or (Z) in a transaction which satisfied all applicable requirements of this Article 9);

                          (C) such Related Person shall not have acquired any additional Voting Shares of the Corporation or securities convertible into or exchangeable for Voting Shares except as a part of the transaction which resulted in such Related Person's becoming a Related Person;

                          (D) such Related Person shall not have (X) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation or any Subsidiary, or (Y) made any change in the Corporation's business or equity capital structure or entered into any contract, arrangement or understanding with the Corporation, except any such change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the Whole Board of Directors and a majority of the Continuing Directors of the Corporation; and

                          (E) except as provided by a majority of the Whole Board of Directors and a majority of the Continuing Directors, there shall have been: (X) no failure to declare and pay at the regular date therefor any dividends (whether or not cumulative) on any outstanding Preferred Stock; (Y) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock); and (Z) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the stock; and

                 (vii) A proxy statement complying with the requirements of the Securities Exchange Act of 1934, as amended, shall have been mailed to all holders of Voting Shares for the purpose of soliciting stockholder approval at least 20 days prior to the consummation of such Business Combination (whether or not such proxy statement is required to be mailed pursuant to such Act or any successor provisions). Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of Voting Shares other than any Related Person (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

         (c) The provisions of Article 9.2(a) shall not apply to a particular Business Combination, and such Business Combination shall require only such stockholder vote, if any, as would be required without reference to
Article 9.2(a), if such Business Combination is approved by (i) two thirds of the Whole Board of Directors of the Corporation at a time prior to the acquisition of 10% or more of the outstanding Voting Shares of the Corporation by the Related Person, or (ii) a majority of the Continuing Directors after acquisition of 10% or more of the outstanding Voting Shares by the Related Person but before consummation of the particular Business Combination.

         (d) Any amendment, change or repeal of Article 9.2(a) through (d) or any other amendment of these Articles of Incorporation which would have the effect of modifying or permitting circumvention of Article 9.2(a) through (d) shall require the affirmative vote at a meeting of the Corporation's stockholders as to all shares owned by (i) the holders of at least 80% of the then outstanding Voting Shares, voting as a single class, and (ii) an Independent Majority of Stockholders; provided, however, that this Article 9.2(d) shall not apply to, and such vote shall not be required for, any such amendment, change or repeal which is approved by the favorable vote of not less than a majority of the Whole Board of Directors and a majority of the Continuing Directors, and any such amendment, change or repeal so approved shall require only the vote, if any, required by law or elsewhere in these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation or otherwise.

                                   ARTICLE 10

                                   AMENDMENT

         The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, alteration, change or repeal of these Amended and Restated Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, provided that, notwithstanding anything contained in these Amended and Restated Articles of Incorporation to the contrary, (i) the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provision of any series thereof, shall be required to amend, alter, change or repeal any provision inconsistent with Articles 5, 6, 7, 8 and this Article 10, provided, however, that such supermajority vote shall not apply to, and such vote shall not be required for, any amendment, addition, alteration, change or repeal which is approved by the affirmative vote of at least two thirds of the Whole Board of Directors and a majority of the Continuing Directors (in each case as defined in Article 9 hereof), and any such amendment, addition, alteration, change or repeal so approved shall require only the vote, if any, required by law or elsewhere in these Articles of Incorporation or the Bylaws of the Corporation or otherwise, and (ii) Article 9.1 and 9.2 shall be amended in the manner specified in Article 9.2(d).

                                                                       EXHIBIT B


[MATTERS TO BE COVERED IN OPINION(S) OF COUNSEL TO BE DELIVERED TO THE COMPANY PURSUANT TO SECTION 6.2(d) OF THE AGREEMENT]


         (a) Each of PHFG and its Significant Subsidiaries is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and PHFG is duly registered as a bank holding company under the BHCA.

         (b) The authorized capital stock of the Acquiror consists of 100,000,000 shares of PHFG Common Stock, of which ___________ were issued and outstanding of record as of [the end of the month preceding the closing date], and 5,000,000 shares of PHFG Preferred Stock, none of which are issued and outstanding as of the date hereof. All of the outstanding shares of PHFG Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and the shareholders of PHFG have no preemptive rights with respect to any shares of capital stock of PHFG. All of the outstanding shares of capital stock of the PHFG Subsidiaries which are Significant Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and, to the knowledge of such counsel, and except in the case of the PHFG Capital Securities, are directly or indirectly owned by PHFG free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

         (c) The Agreement has been duly authorized, executed and delivered by PHFG and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of PHFG enforceable in accordance with its terms, except that the enforceability of the obligations of PHFG may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and
(iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

         (d) Each Bank Merger Agreement has been duly authorized, executed and delivered by the applicable PHFG Bank and, assuming due authorization, execution and delivery by the applicable Company Bank, constitutes a valid and binding obligation of the applicable PHFG Bank enforceable in accordance with its terms, except that enforceability of the obligations of the applicable PHFG Bank may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the applicable Bank Merger Agreement.

         (e) All corporate and shareholder actions required to be taken by PHFG by law and its Articles of Incorporation and Bylaws to authorize the execution and delivery of the Agreement and consummation of the Merger have been taken, and all corporate and shareholder actions required to be taken by the applicable PHFG Bank by law and its Articles of Incorporation and Bylaws to authorize the execution and delivery of the applicable Bank Merger Agreement and consummation of the applicable Bank Merger have been taken.

         (f) All consents or approvals of or filings or registrations with any Governmental Entity or, to such counsel's knowledge, any third party which are necessary to be obtained by (i) PHFG to permit the execution, delivery and performance of the Agreement and consummation of the Merger have been obtained and (ii) a PHFG Bank to permit the execution, delivery and performance of the applicable Bank Merger Agreement and consummation of the applicable Bank Merger have been obtained.

         (g) The shares of PHFG Common Stock to be issued pursuant to the terms of the Agreement have been duly authorized by all necessary corporate action on the part of PHFG and, when issued in accordance with the terms of the Agreement, will be validly issued and fully paid and nonassessable.

         (h) To such counsel's knowledge, and except as Previously Disclosed or as disclosed in PHFG's Securities Documents, there are no material legal or governmental proceedings pending to which PHFG or a PHFG Subsidiary is a party or to which any property of PHFG or a PHFG Subsidiary is subject and no such proceedings are threatened by governmental authorities or by others.

         Such counsel also shall state that nothing has caused it to believe that the information relating to PHFG and the PHFG Subsidiaries contained or incorporated by reference in (i) the Form S-4, at the time the Form S-4 and any amendment thereto became effective under the Securities Act, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement was mailed to shareholders of the Company and PHFG and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon (i) certificates of governmental officials and, as to matters of fact, certificates of officers of PHFG or a PHFG Subsidiary and (ii) in the case of Elias, Matz, Tiernan & Herrick L.L.P., Carol L. Mitchell, Esq. or such other Maine counsel reasonably satisfactory to the Company with respect to matters of Maine law. The opinion of such counsel may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to the Company.

                                                                       EXHIBIT C


[MATTERS TO BE COVERED IN OPINION OF COUNSEL TO BE DELIVERED TO PHFG PURSUANT TO SECTION 6.3(d) OF THE AGREEMENT]


         (a) Each of the Company and the Company Banks is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and the Company is duly registered as a bank holding company under the BHCA.

         (b) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which _______ shares are issued and outstanding of record as of the date hereof, and 3,000,000 shares of Company Preferred Stock, of which no shares are issued or outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and the shareholders of the Company have no preemptive rights with respect to any shares of capital stock of the Company. All of the outstanding shares of capital stock of each Company Bank have been duly authorized and validly issued, are fully paid and nonassessable (except as otherwise provided by the National Bank Act with respect to the Company Massachusetts Bank which is a national bank) and, to the knowledge of such counsel, are directly or indirectly owned by the Company free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. To such counsel's knowledge, except for the Company Stock Option Agreement, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company or a Company Subsidiary.

         (c) The Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by PHFG, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except that the enforceability of the obligations of the Company may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

         (d) Each Bank Merger Agreement has been duly authorized, executed and delivered by the applicable Company Bank and, assuming due authorization, execution and delivery by the applicable PHFG Bank, constitutes a valid and binding obligation of the applicable Company Bank enforceable in accordance with its terms, except that enforceability of the obligations of the applicable Company Bank may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the applicable Bank Merger Agreement.

         (e) All corporate and shareholder actions required to be taken by the Company by law and its Articles of Incorporation and Bylaws to authorize the execution and delivery of the Agreement and consummation of the Merger have been taken, and all corporate and shareholder actions required to be taken by the applicable Company Bank by law and its Articles of Incorporation and Bylaws to authorize the execution and delivery of the applicable Bank Merger Agreement and consummation of the applicable Bank Merger have been taken.

         (f) All consents or approvals of or filings or registrations with any Governmental Entity or, to such counsel's knowledge, any third party which are necessary to be obtained by (i) the Company to permit the execution, delivery and performance of the Agreement and consummation of the Merger have been obtained and (ii) a Company Bank to permit the execution, delivery and performance of the applicable Bank Merger Agreement and consummation of the applicable Bank Merger have been obtained.

         (g) To such counsel's knowledge, and except as Previously Disclosed or as disclosed in the Company's Securities Documents, there are no material legal or governmental proceedings pending to which the Company or a Company Subsidiary is a party or to which any property of the Company or a Company Subsidiary is subject and no such proceedings are threatened by governmental authorities or by others.

         Such counsel also shall state that nothing has caused it to believe that the information relating to the Company and the Company Subsidiaries contained or incorporated by reference in (i) the Form S-4, at the time the Form S-4 and any amendment thereto became effective under the Securities Act, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement was mailed to shareholders of the Company and PHFG and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon (i) certificates of governmental officials, certificates or opinions of other counsel to the Company or a Company Subsidiary reasonably satisfactory to the Acquiror and, as to matters of fact, certificates of officers of the Company or a Company Subsidiary and (ii) counsel reasonably satisfactory to PHFG with respect to matters of New Hampshire law. The opinion of such counsel may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to PHFG.





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